Exhibit 10.4

AMENDMENT NO. 1 TO PLACEMENT AGENCY AGREEMENT

This AMENDMENT NO. 1 TO PLACEMENT AGENCY AGREEMENT (this “Amendment”) dated as of December 8, 2020, by and between Tantech Holdings Ltd (the “Company”) and Univest Securities, LLC (“Univest” or the “Placement Agent”). Each of the Company and the Placement Agent shall be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company and the Placement Agent entered into a placement agency agreement dated as of November 20, 2020 (the “Placement Agency Agreement”) pursuant to which the Company engaged Univest to serve as the placement agent for the Company in connection with an offering of the Company’s securities; and

WHEREAS, the Parties desire to amend the Placement Agency Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees with the other as follows:

1. Capitalized Terms. Unless otherwise defined herein, all terms and conditions used in this Amendment shall have the meanings assigned to such terms in the Placement Agency Agreement.

2. Amendment to Placement Agency Agreement. In order to provide for an increase in the maximum amount for which the Company has agreed to reimburse the Placement Agent for expenses incurred by it, in connection with the Placement, from US$50,000 to US$75,000,the first sentence of Section 3.C of the Placement Agency Agreement is hereby deleted in its entirely and replaced with the following:

“Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company also agrees to reimburse the Placement Agent, taken together and not individually, for all travel and other out of-pocket expenses, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of seventy-five thousand U.S. dollars (US$75,000).”

3. Full Force and Effect. Except as herein amended, the Placement Agency Agreement shall remain in full force and effect. Upon the effectiveness of this Amendment, each reference in the Placement Agency Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Placement Agency Agreement, as amended by this Amendment.

4. Further Assurances. Each Party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto in order to carry out the provisions and purposes of this Amendment.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile transmission.

6. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws. Any disputes arising from this Amendment shall be resolved pursuant to Section 10 of the Placement Agency Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Placement Agency Agreement to be duly executed as of the day and year first above written.

TANTECH HOLDINGS LTD

By:	/s/ Wangfeng Yan
Name: Wangfeng Yan
Title: Chief Executive Officer

UNIVEST SECURITIES, LLC

By:	/s/ Edric Yi Guo
Name: Edric Yi Guo
Title: COO and Head of Investment Banking